NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. REPORTS
YEAR ENDED DECEMBER 31, 2020 RESULTS
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AUSTIN, TX, March 15, 2021 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations focused in the Austin, Texas area and other select, fast growing markets in Texas, today reported year ended December 31, 2020 results.
Financial Highlights:
•In January 2021, a Stratus subsidiary completed the sale of The Saint Mary, a 240-unit luxury, garden-style apartment project in Austin, Texas, for $60.0 million, or $250,000 per unit, which Stratus believes is the highest per unit sales price ever recorded in the Austin MSA for similar properties. Stratus received $21.3 million from its subsidiary in connection with the sale and expects to recognize a pre-tax gain on the sale, net of noncontrolling interests, of approximately $14 million in the first quarter of 2021.
•Leasing operations revenue for 2020 increased by 24 percent to an annual record of $24.1 million, compared with 2019.
•Real estate operations revenue for 2020 increased by 64 percent to $22.6 million, compared with 2019.
•Hotel and entertainment segment revenues decreased significantly in 2020 compared to 2019, as a result of the COVID-19 pandemic. Stratus collected $15.0 million of forfeited earnest money after the buyer terminated the agreements to purchase Block 21 for $275.0 million in May 2020 because of the pandemic.
•Net loss attributable to common stockholders totaled $22.8 million, $2.78 per share, for 2020, compared to $2.5 million, $0.30 per share, for 2019. Losses resulting from the pandemic contributed to Stratus recording a $10.7 million non-cash tax charge in 2020 to record a valuation allowance on Stratus’ deferred tax assets.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $9.5 million for 2020, compared to $21.1 million for 2019. For a reconciliation of net loss attributable to common stockholders to EBITDA, see the supplemental schedule, “EBITDA,” on page V.
•As of December 31, 2020, consolidated debt totaled $351.1 million, consolidated cash totaled $12.4 million, and Stratus had $16.5 million available under its $60.0 million credit facility.
Operational Highlights:
•During 2020, Stratus sold 19 lots and 2 completed homes at Amarra Drive in Barton Creek for an aggregate of $21.8 million and a pad site at West Killeen Market for $0.7 million.
•In March 2021, Stratus commenced site clearing on The Saint June, a 182-unit multi-family project within the Amarra subdivision in Barton Creek, and expects to begin project construction in the second quarter of 2021, subject to completion of financing. Stratus has continued to advance its land planning, engineering, and permitting activities across its development portfolio and pipeline.

•At the start of the pandemic, Stratus acted quickly to engage with tenants and lenders in its leasing operations. Retail and multi-family base rent collections were only five percent less than scheduled base rents from April through December 2020.
•Stratus’ W Austin Hotel has remained open, and Stratus worked closely with the hotel operator to implement prudent cost containment measures. Stratus’ team created innovative programming at Stratus’ ACL Live and 3TEN ACL Live entertainment venues in order to generate revenue notwithstanding the pandemic’s constraints.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “Our talented team at Stratus has gone above and beyond over the last year to continue executing on our proven strategy and supporting our tenants in this challenging environment. We advanced promising development projects, monetized several of our assets through sales that strengthened our liquidity position, and supported our tenants with rent deferrals. While our hotel and entertainment businesses have been severely impacted by the pandemic, our real estate and leasing segments continue to perform well. I am confident that we are taking the appropriate steps to succeed through a market recovery.

“Our company recently took several actions that we believe will create value for our shareholders, including the sale of The Saint Mary. In September 2020, we announced a review of our Board composition and have appointed two new directors, Neville Rhone, Jr. in December 2020 and Kate Henriksen in January 2021, who bring additional skillsets, knowledge and diverse perspectives to the Board that will support Stratus as we move forward.”

Summary Financial Results

	Years Ended December 31,
	2020		2019
	(In Thousands, Except Per Share Amounts)
Revenues
Real estate operations	$22,630		$13,834
Leasing operations	24,148		19,473
Hotel	10,014		35,531
Entertainment	5,247		25,018
Corporate, eliminations and other	(1,024)		(1,678)
Total consolidated revenue	$61,015		$92,178

Operating income (loss):
Real estate operations	$3,869		$3,830	[a]
Leasing operations	3,348	[b]	9,577	[c]
Hotel	(9,232)	[d]	5,158
Entertainment	(3,507)		4,666
Corporate, eliminations and other	(519)	[e]	(13,068)
Total consolidated operating (loss) income	$(6,041)		$10,163

Net loss attributable to common stockholders	$(22,790)	[f]	$(2,464)

Diluted net loss per share	$(2.78)		$(0.30)

EBITDA	$9,525	[b,d,e]	$21,142	[c,g]

Capital expenditures and purchases and development of real estate properties	$19,966		$73,827

Diluted weighted average shares of common stock outstanding	8,211		8,182
a.Includes $3.4 million of municipal utility district (MUD) reimbursements, which were recorded as a reduction of cost of sales.
b.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
c.Includes a gain on the sale of assets totaling $5.7 million, primarily related to the sales of Barton Creek Village and a retail pad subject to a ground lease located in the Circle C community.

d.Includes a $1.6 million charge related to the write-off of capitalized hotel remodel costs, partially offset by a $0.8 million credit related to recovery under a business interruption insurance claim filed as a result of water and smoke damage in the W Austin hotel in January 2018.
e.Includes $15.0 million in income from earnest money received as a result of the buyer’s termination of the agreements to sell Block 21.
f.Includes a $10.7 million non-cash tax charge to record a valuation allowance on Stratus' deferred tax assets.
g.Includes $3.7 million of MUD reimbursements.

Stratus’ sales of its residential real estate and leasing of its multi-family properties benefited from pandemic-driven home-centric trends and from increased recognition of Austin, Texas as a desirable place to live. The increase in revenue from the Real Estate Operations segment in 2020, compared with 2019, primarily reflects the sales of two homes built on Amarra Drive Phase III lots and an increase in lot sales in 2020, including two premium Amarra Drive Phase III hilltop lots. Operating income from Real Estate Operations in 2020 approximated operating income in 2019, though operating income in 2019 benefited from $3.4 million in MUD reimbursements received in 2019 and recorded as a reduction in real estate cost of sales as the reimbursed property had previously been sold.

Stratus sold seven Amarra Drive Phase II lots, twelve Amarra Drive Phase III lots, and two homes built on Amarra Drive Phase III lots for a total of $21.8 million during 2020. In addition, Stratus sold a vacant pad site at West Killeen Market for $0.7 million. As of December 31, 2020, all developed Amarra Drive Phase II lots had been sold and only five developed Amarra Drive Phase III lots remained unsold. Subsequent to December 31, 2020, and through March 9, 2021, Stratus sold one Amarra Drive Phase III lot, a multi-family tract of land in Amarra Drive and the last remaining condominium at the W Austin Residences for a total of $5.8 million. As of March 9, 2021, the last four unsold Amarra Drive Phase III lots were under contract, and two Amarra Villas homes were under contract, one of which was under construction and one on which Stratus expects to begin construction in mid-2021.

In addition to the favorable trends noted above, Stratus’ leasing operations were positively impacted by the continued lease-up of recently completed projects. The increase in revenue from the Leasing Operations segment for 2020, compared with 2019, primarily reflects the commencement of new leases at The Saint Mary, Kingwood Place and The Santal. The decrease in operating income for 2020, compared with 2019, primarily reflects a pre-tax gain recognized in 2019 on the sale of assets totaling $5.7 million, primarily related to the sales of Barton Creek Village and a retail pad subject to a ground lease located in the Circle C community, as well as higher rental costs of sales and depreciation expense in 2020 primarily as a result of the completion of construction and the start of leasing operations at The Saint Mary and Kingwood Place. At the start of the pandemic, Stratus acted quickly to engage with tenants and lenders, and retail and multi-family base rent collections were only five percent less than scheduled base rents from April through December 2020. Most of Stratus’ retail properties benefited from having HEB grocery as an anchor or shadow-anchor tenant.

In December 2020, a Stratus subsidiary entered into an agreement to sell The Saint Mary for $60.0 million and completed the sale in January 2021. After closing costs and payment of the outstanding construction loan, the sale generated net proceeds of approximately $34 million. Stratus received $21.3 million from the subsidiary in connection with the sale and expects to recognize a pre-tax gain on the sale, net of noncontrolling interests, of approximately $14 million in the first quarter of 2021. The Saint Mary contributed $3.2 million of revenue to Stratus’ 2020 leasing operations revenue.

The pandemic has had a significant adverse impact on Stratus’ hotel and entertainment segments. As previously disclosed, Stratus’ transaction to sell Block 21, which contains the W Austin Hotel and the ACL Live and 3TEN ACL Live entertainment venues, for $275.0 million was terminated by the buyer in May 2020 because of the pandemic.

The W Austin Hotel has remained open throughout the pandemic, although average occupancy during 2020 was 23 percent, compared to 73 percent in 2019. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average total rooms available during the year, was $61 in 2020, compared with $235 in 2019. The decreases in revenue and operating income from the Hotel segment in 2020, compared with 2019, are primarily a result of lower room reservations and food and beverage sales as a result of the pandemic.

The decreases in revenue and operating income from the Entertainment segment in 2020, compared with 2019, primarily reflect a decrease in the number of events hosted by ACL Live and 3TEN ACL Live, as many scheduled events in 2020 were cancelled or rescheduled as a result of the pandemic. The number of events hosted at ACL Live declined to 82 in 2020 from 264 in 2019, and the number of events hosted at 3TEN ACL Live declined to 102 in 2020 from 201 in 2019. Stratus’ team created innovative programming at Stratus’ ACL Live and 3TEN ACL Live entertainment venues, although at significantly reduced capacity, in order to generate revenue notwithstanding the pandemic’s constraints.

Stratus’ operations have been subject to government-mandated capacity restrictions. An executive order of Texas’ governor provided that effective March 10, 2021, Texas’ businesses are permitted to operate at full capacity and state residents are no longer required to wear masks. Businesses may elect to impose restrictions to promote health and safety. While Stratus is considering ways to ramp up its hotel and entertainment operations, it plans to increase capacity gradually and safely and in compliance with all applicable regulations. The pandemic is expected to continue to adversely impact Stratus in 2021; however, given the unprecedented nature of the pandemic, Stratus cannot predict its impact on Stratus’ business with any certainty.

Losses resulting from the pandemic contributed to Stratus recording a $10.7 million non-cash tax charge in 2020 to record a valuation allowance on its deferred tax assets.

On September 21, 2020, Stratus’ Board of Directors (Board) announced its approval of the initiation of an in-depth exploration of a conversion from a C-Corporation to a real estate investment trust (REIT). If the Board determines to move forward, Stratus expects the conversion would occur no earlier than 2022. At this time, Stratus believes that the REIT conversion would require consent from its major lenders and amendments to its major debt agreements, among other third-party consents. If the Board ultimately determines that a REIT conversion is in shareholders’ best interests, the REIT conversion will be submitted to a shareholder vote.

Debt and Liquidity
At December 31, 2020, consolidated debt totaled $351.1 million and consolidated cash totaled $12.4 million, compared with consolidated debt of $343.9 million and consolidated cash of $19.2 million at December 31, 2019. As of December 31, 2020, Stratus had $16.5 million available under its $60.0 million Comerica Bank credit facility, with a $150 thousand letter of credit committed against the credit facility. Stratus is evaluating refinance opportunities for its larger, stabilized assets to take advantage of historic low interest rates.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $20.0 million for 2020, primarily related to the Kingwood Place, Lantana Place and Barton Creek properties and the purchase of an office building in Austin. This compares with $73.8 million for 2019, primarily related to the development of The Saint Mary, Kingwood Place, and other Barton Creek properties.

Stratus projects that it will be able to meet its debt service and other cash obligations for at least the next 12 months. Stratus’ projections are based on many detailed and complex underlying assumptions, including (1) that operating income for Stratus’ Block 21 businesses will gradually ramp up to a break-even point in the first half of 2021 and that Block 21 will generate sufficient cash to cover debt service by early 2022, (2) that current conditions in Stratus’ leasing operations will not deteriorate materially, and (3) that Stratus closes on projected asset sales in its real estate operations segment.

Net Asset Value
Stratus' total stockholders' equity was $98.9 million at December 31, 2020, compared with $121.1 million at December 31, 2019. Stratus' after-tax Net Asset Value (NAV) decreased to $337.3 million, or $40.65 per share, as of December 31, 2020, compared with $376.4 million, or $45.55 per share, as of December 31, 2019. The decrease in the after-tax NAV was primarily driven by the decrease in the gross value reflected for Block 21. At December 31, 2019, Block 21 was under contract to be sold for $275.0 million and the gross value was equal to the contract price. For the December 31, 2020 gross value, an appraisal was obtained. For additional information regarding NAV, see "Cautionary Statement," and the supplemental schedule, “After-Tax Net Asset Value” on page VI. Additional after-tax NAV information is available on Stratus’ website.

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Conference Call Information
Stratus will conduct an investor conference call to discuss its year ended December 31, 2020, financial and operating results today, March 15, 2021, at 11:00 a.m. Eastern Time. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 for domestic access and by dialing (412) 317-0088 for international access. Please use replay ID: 10152367. The replay will be available on Stratus’ website at stratusproperties.com until March 20, 2021.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to the impacts of the COVID-19 pandemic, Stratus’ ability to meet its future debt service and other cash obligations, potential future rent deferrals or other concessions to Stratus' tenants, Stratus' ability to collect rents timely, Stratus' ability to ramp-up operations at Block 21 according to its currently anticipated timeline, Stratus' ability to open and hold events at its venues, future cash flows and liquidity, and Stratus’ ability to comply with or obtain waivers of financial and other covenants in debt agreements, Stratus’ intention to engage in an in-depth exploration of conversion to a REIT, potential steps necessary prior to conversion to a REIT, the potential timing of any REIT conversion, Stratus’ expectations about the Austin and Texas real estate markets, potential changes in governance practices and Board composition, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, MUD reimbursements for infrastructure costs, regulatory matters, leasing activities, estimated costs and timeframes for development and stabilization of properties, tax rates, the impact of interest rate changes, future capital expenditures and financing plans, possible joint ventures, partnerships, strategic relationships or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway, other plans and objectives of management for future operations and development projects, and future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements are not historical facts are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank credit facility, Stratus is not permitted to pay dividends on common stock without Comerica Bank’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank credit facility, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, evolving risks relative to the COVID-19 pandemic and its economic effects, Stratus’ ability to pay or refinance its debt or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, Stratus’ ability to ramp up operations at Block 21 and collect anticipated rental payments, close projected asset sales, the availability and terms of financing for development projects and other corporate purposes, implementation, operational, financing and tax complexities to be evaluated and addressed before Stratus decides whether to pursue a REIT conversion, the ability of Stratus to qualify as a REIT, which involves the application of highly technical and complex provisions of the Internal Revenue Code of

1986, as amended, Stratus’ ability to complete the steps that must be taken in order to convert to a REIT and the timing thereof, the potential costs of converting to and operating as a REIT, whether Stratus’ Board will determine that conversion to a REIT is in the best interests of Stratus’ shareholders, whether shareholders will approve changes to Stratus’ organizational documents consistent with a public REIT structure, Stratus’ ability to enter into and maintain joint ventures, partnerships, strategic relationships or other arrangements, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell properties at prices its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, Stratus' ability to open and hold events at its venues, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, which may result in refunds to customers, the termination of sales contracts or letters of intent because of, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in external perception of the W Austin Hotel, unanticipated issues experienced by the third-party operator of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, including the extent to which the February 2021 severe winter storm and resulting power and water disruptions will impact our prospects, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission.

Stratus can provide no assurance as to when, if at all, it will convert to a REIT. Stratus can give no assurance that its Board will approve a conversion to a REIT, even if there are no impediments to such conversion. Stratus’ exploration of a potential REIT conversion may divert management's attention from traditional business concerns. If Stratus determines to convert to a REIT, Stratus cannot give assurance that it will qualify or remain qualified as a REIT.

This press release also includes EBITDA and after-tax NAV, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes these measures can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. After-tax NAV illustrates current embedded value in Stratus' real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses after-tax NAV as one of the metrics in evaluating progress on Stratus' active development plan. EBITDA and after-tax NAV are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA and after-tax NAV differently. As required by SEC Regulation G, a reconciliation of Stratus' net loss attributable to common stockholders to EBITDA and of Stratus’ total stockholders’ equity to after-tax NAV in its consolidated balance sheet are included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus’ website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2020		2019
Revenues:
Real estate operations	$22,613		$13,816
Leasing operations	23,257		18,542
Hotel	9,912		35,247
Entertainment	5,233		24,573
Total revenues	61,015		92,178
Cost of sales:
Real estate operations	18,685		9,758	[a]
Leasing operations	12,591	[b]	9,402
Hotel	15,427	[c]	26,849
Entertainment	6,647		18,299
Depreciation	13,670		11,006
Total cost of sales	67,020		75,314
General and administrative expenses	15,036		12,384
Income from forfeited earnest money	(15,000)		—
Gain on sales of assets	—		(5,683)
Total	67,056		82,015
Operating (loss) income	(6,041)		10,163
Interest expense, net	(14,827)		(12,483)
Gain (loss) on interest rate derivative instruments	111		(188)
Loss on early extinguishment of debt	—		(247)
Other income, net	116		424	[a]
Loss before income taxes and equity in unconsolidated affiliates’ loss	(20,641)		(2,331)
Provision for income taxes	(3,818)	[d]	(117)
Equity in unconsolidated affiliates’ loss	(16)		(19)
Net loss and total comprehensive loss	(24,475)		(2,467)
Total comprehensive loss attributable to noncontrolling interests	1,685	[e]	3
Net loss and total comprehensive loss attributable to common stockholders	$(22,790)		$(2,464)

Basic and diluted net loss per share attributable to common stockholders	$(2.78)		$(0.30)

Basic and diluted weighted-average common shares outstanding	8,211		8,182

a.In 2019, Stratus received $4.8 million of proceeds related to municipal utility district (MUD) reimbursements of infrastructure costs incurred for development of Barton Creek. Of the total amount, Stratus recorded $1.1 million as a reduction of real estate under development on the consolidated balance sheets, and $3.4 million as a reduction in real estate cost of sales and $0.3 million in other income, net.
b.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
c.Includes a $1.6 million charge related to the write-off of capitalized hotel remodel costs, partially offset by a $0.8 million credit related to recovery under a business interruption insurance claim filed as a result of water and smoke damage in the W Austin hotel in January 2018.
d.Includes a $10.7 million non-cash tax charge to record a valuation allowance on Stratus' deferred tax assets.
e.Represents noncontrolling interest partners' share in the results of the consolidated projects that they participate in, primarily The Saint Mary. Of the amount for 2020, $573 thousand relates to losses incurred prior to 2020.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2020		2019
ASSETS
Cash and cash equivalents	$12,434		$19,173
Restricted cash	21,749		19,418
Real estate held for sale	4,204		14,872
Real estate under development	98,137		95,026
Land available for development	53,432		45,539
Real estate held for investment, net	286,529		292,012
Lease right-of-use assets	10,871		11,378
Deferred tax assets	44	[a]	12,311
Other assets	20,100		14,318
Assets held for sale - The Saint Mary	36,516		37,321
Total assets	$544,016		$561,368

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$8,047		$16,053
Accrued liabilities, including taxes	12,868		11,495
Debt	351,055		343,892
Lease liabilities	13,269		12,636
Deferred gain	6,173		7,654
Other liabilities	17,233		13,490
Liabilities held for sale - The Saint Mary	25,607		22,066
Total liabilities	434,252		427,286

Commitments and contingencies

Equity:
Stratus stockholders’ equity:
Common stock, par value of $0.01 per share, 150,000 shares authorized,
9,358 and 9,330 shares issued, respectively and
8,221 and 8,197 shares outstanding, respectively	94		93
Capital in excess of par value of common stock	186,777		186,082
Accumulated deficit	(66,357)		(43,567)
Common stock held in treasury, 1,137 shares and 1,133 shares
at cost, respectively	(21,600)		(21,509)
Total stockholders’ equity	98,914		121,099
Noncontrolling interests in subsidiaries	10,850		12,983
Total equity	109,764		134,082
Total liabilities and equity	$544,016		$561,368

a.Net of a valuation allowance recorded in 2020 totaling $10.7 million.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2020	2019
Cash flow from operating activities:
Net loss	$(24,475)	$(2,467)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	13,670	11,006
Cost of real estate sold	12,092	7,210
Gain on sales of assets	—	(5,683)
(Gain) loss on interest rate derivative contracts	(111)	188
Loss on early extinguishment of debt	—	247
Debt issuance cost amortization and stock-based compensation	2,099	1,574
Equity in unconsolidated affiliates’ loss	16	19
Deferred income taxes	12,267	(318)
Purchases and development of real estate properties	(13,775)	(11,277)
Write-off of capitalized hotel remodel costs	1,584	—
Municipal utility districts reimbursements	—	1,143
Increase in other assets	(5,023)	(2,241)
Decrease in accounts payable, accrued liabilities and other	(2,446)	(1,836)
Increase in deposits and other, net	44	75
Net cash used in operating activities	(4,058)	(2,360)

Cash flow from investing activities:
Capital expenditures	(6,191)	(62,550)
Proceeds from sales of assets	—	10,820
Payments on master lease obligations	(1,637)	(1,798)
Purchase of noncontrolling interests in consolidated subsidiaries	—	(10,345)
Investment in unconsolidated affiliates and other, net	6	(9)
Net cash used in investing activities	(7,822)	(63,882)

Cash flow from financing activities:
Borrowings from credit facility	29,300	27,186
Payments on credit facility	(28,478)	(34,925)
Borrowings from project loans	16,322	143,318
Payments on project and term loans	(8,708)	(67,943)
Cash dividend paid on vested stock-based awards	(10)	(31)
Stock-based awards net payments	(68)	(234)
Distributions to noncontrolling interests	(448)	(90)
Financing costs	(438)	(1,366)
Net cash provided by financing activities	7,472	65,915
Net decrease in cash, cash equivalents and restricted cash	(4,408)	(327)
Cash, cash equivalents and restricted cash at beginning of year	38,591	38,918
Cash, cash equivalents and restricted cash at end of year	$34,183	$38,591

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek community; the Circle C community; the Lantana community, including a portion of Lantana Place planned for a future multi-family phase; and one condominium unit at the W Austin Residences in Block 21, which was sold in February 2021); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia Place), Kingwood, Texas (land for future multi-family development and vacant pad sites) and New Caney, Texas (New Caney), located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets, both residential and commercial, that are leased or available for lease and includes The Santal, West Killeen Market, The Saint Mary, office and retail space at Block 21 and completed portions of Lantana Place, Jones Crossing and Kingwood Place. The Saint Mary was sold in January 2021.

The Hotel segment includes the W Austin Hotel located at Block 21 in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at Block 21. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations		Hotel		Entertainment		Eliminations and Other[b]		Total
Year Ended December 31, 2020:
Revenues:
Unaffiliated customers	$22,613	$23,257		$9,912		$5,233		$—		$61,015
Intersegment	17	891		102		14		(1,024)		—
Cost of sales, excluding depreciation	18,533	12,611	[c]	15,436	[d]	7,082		(312)		53,350
Depreciation	228	8,189		3,810	[e]	1,672	[e]	(229)		13,670
General and administrative expenses	—	—		—		—		15,036		15,036
Income from forfeited earnest money	—	—		—		—		(15,000)	[f]	(15,000)
Operating income (loss)	$3,869	$3,348		$(9,232)		$(3,507)		$(519)		$(6,041)
Capital expenditures and purchases and development of real estate properties	$13,775	$5,203		$837		$151		$—		$19,966
Total assets at December 31, 2020	161,581	236,549	[g]	90,831		33,827		21,228		544,016

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]		Leasing Operations		Hotel	Entertainment	Eliminations and Other[b]	Total
Year Ended December 31, 2019:
Revenues:
Unaffiliated customers	$13,816		$18,542		$35,247	$24,573	$—	$92,178
Intersegment	18		931		284	445	(1,678)	—
Cost of sales, excluding depreciation	9,758	[h]	9,420		26,984	18,871	(725)	64,308
Depreciation	246		6,159		3,389	1,481	(269)	11,006
General and administrative expenses	—		—		—	—	12,384	12,384
Gain on sales of assets	—		(5,683)	[i]	—	—	—	(5,683)
Operating income (loss)	$3,830		$9,577		$5,158	$4,666	$(13,068)	$10,163
Capital expenditures and purchases and development of real estate properties	$11,277		$61,245		$1,167	$138	$—	$73,827
MUD reimbursements applied to real estate under development[h]	1,133		10		—	—	—	1,143
Total assets at December 31, 2019	161,912		235,476	[g]	96,577	42,328	25,075	561,368
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
d.Includes a $1.6 million charge related to the write-off of capitalized hotel remodel costs, partially offset by a $0.8 million credit related to recovery under a business interruption insurance claim filed as a result of water and smoke damage in the W Austin hotel in January 2018.
e.Includes a $202 thousand adjustment in the Hotel segment and an $89 thousand adjustment in the Entertainment segment for the period in December 2019 when the hotel and entertainment venues were held for sale and, therefore, not depreciated.
f.Represents income from earnest money received as a result of the buyer's termination of the agreements to sell Block 21.
g.Includes assets held for sale at The Saint Mary, which totaled $36.5 million at December 31, 2020, and $37.3 million at December 31, 2019. The Saint Mary was sold in January 2021.
h.In 2019, Stratus received $4.8 million of proceeds related to MUD reimbursements of infrastructure costs incurred for development of Barton Creek. Of the total amount, Stratus recorded $1.1 million as a reduction of real estate under development on the consolidated balance sheets and $3.4 million as a reduction in real estate cost of sales.
i.Includes the sale of Barton Creek Village and a retail pad subject to a ground lease located in the Circle C community.

RECONCILIATION OF NON-GAAP MEASURES

EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing Stratus’ financial performance. This information differs from net loss from continuing operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety.
V

A reconciliation of Stratus’ net loss attributable to common stockholders to EBITDA follows (in thousands).

	Years Ended December 31,
	2020		2019
Net loss attributable to common stockholders	$(22,790)	[a,b]	$(2,464)	[c]
Depreciation	13,670		11,006
Interest expense, net	14,827		12,483
Provision for income taxes	3,818	[b]	117
EBITDA	$9,525		$21,142

a.Includes $15.0 million in income from earnest money received as a result of the buyer's termination of the agreements to sell Block 21, a $1.6 million charge related to the write-off of capitalized hotel remodel costs and a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs. These charges are partially offset by a $0.8 million credit related to recovery under a business interruption insurance claim filed as a result of water and smoke damage in the W Austin hotel in January 2018
b.Includes a $10.7 million non-cash tax charge to record a valuation allowance on Stratus' deferred tax assets.
c.Includes $3.7 million of MUD reimbursements and a $5.7 million gain on the sale of a retail pad subject to a ground lease located in the Circle C community.

AFTER-TAX NET ASSET VALUE

After-tax NAV estimates the market value of Stratus' assets (gross value) and subtracts the book value of Stratus' total liabilities reported under GAAP (excluding deferred financing costs presented in debt), value attributable to third party owners, estimated HEB profits interests and profit participation incentive plan awards, and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets. Stratus also presents the non-GAAP measure after-tax NAV per share, which is after-tax NAV divided by shares of its common stock outstanding as of December 31, 2020 and 2019, plus all outstanding stock options and restricted stock units. The computation of Stratus' after-tax NAV uses third-party appraisals conducted by independent appraisal firms, which were primarily retained by Stratus' lenders as required under its financing arrangements. The appraisal firms represent in their reports that they employ certified appraisers with local knowledge and expertise who are Members of the Appraisal Institute (MAI) certified by the Appraisal Institute and/or state certified as a Certified General Real Estate Appraiser.

Each appraisal states that it is prepared in conformity with the Uniform Standards of Professional Appraisal Practice and utilizes at least one of the following three approaches to value:
1.the cost approach, which establishes value by estimating the current costs of reproducing the improvements (less loss in value from depreciation) and adding land value to it;
2.the income capitalization approach, which establishes value based on the capitalization of the subject property’s net operating income; and/or
3.the sales comparison approach, which establishes value indicated by recent sales of comparable properties in the market place.

One or more of the approaches may be selected by the appraiser depending on its applicability to the property being appraised. To the extent more than one approach is used, the appraiser performs a reconciliation of the indicated values to determine a final opinion of value for the subject property. Significant professional judgment is exercised by the appraiser in determining which inputs are used, which approaches to select, and the weight given to each selected approach in determining a final opinion as to the appraised value of the subject property.

Stratus is a diversified real estate company and its portfolio of real estate assets includes commercial, hotel, and entertainment properties, as well as multi-family and single-family residential real estate properties. Consequently, each appraisal is unique and certain factors reviewed and evaluated in each appraisal may be particular to the nature of the property being appraised. However, in performing their analyses, the appraisers generally (i) performed site visits to the properties, (ii) performed independent inspections and/or surveys of the market area and neighborhood, (iii) performed a highest and best use analysis, (iv) reviewed property-level information, including, but not limited to, ownership history, location, availability of utilities, topography, land improvements and zoning, and (v) reviewed information from a variety of sources about regional market data and trends applicable to the property being appraised. Depending on the valuation approach utilized, the appraisers may have used one or more of the
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following: the recent sales prices of comparable properties; market rents for comparable properties; operating and/ or holding costs of comparable properties; and market capitalization and discount rates.

The appraisals of the specified properties are as of the dates so indicated, and the appraised value may be different if prepared as of a current date. As noted above, the appraisers utilize significant professional judgment in determining the appraisal methodology best suited to a particular property and the weight afforded to the various inputs considered, which could vary depending on the appraiser’s evaluation of the property being appraised. Moreover, the opinions expressed in the appraisals are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, interest rates, capitalization rates, the financial strength of certain tenants, and the behavior of investors, lenders and consumers. Additionally, in some situations, the opinions and forecasts utilized by the appraiser may be partly based on information obtained from third party sources, which information neither Stratus nor the appraiser verifies. Stratus reviews the appraisals to confirm that the information provided by Stratus to the appraiser is accurately reflected in the appraisal, but Stratus does not validate the methodologies, inputs and professional judgment utilized by the certified appraiser.

The appraised values may not represent fair value, as defined under GAAP. After-tax NAV and after-tax NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for our common stock for many reasons, including but not limited to the following: (1) income taxes included may not reflect the actual tax amounts that will be due upon the ultimate disposition of the assets; (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate after-tax NAV. Accordingly, after-tax NAV per share is not a representation or guarantee that Stratus' common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling Stratus' shares, that a third party would offer the after-tax NAV per share in an offer to purchase all or substantially all of Stratus' common stock, or that a stockholder would receive distributions per share equal to the after-tax NAV per share upon Stratus’ liquidation. Investors should not rely on the after-tax NAV per share as being an accurate measure of the current fair market value of Stratus' common stock. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus' total stockholders’ equity, the most comparable GAAP measure, to after-tax NAV (in millions).

	December 31,
	2020	2019
Total stockholders’ equity	$98.9	$121.1
Less: Total assets	(544.0)	(561.4)
Add: Noncontrolling interest in subsidiaries	10.8	13.0
Total liabilities	(434.3)	(427.3)
Add: Gross value of assets	844.2	884.5
Lease liabilities	13.3	12.6
Less: Deferred financing costs presented in liabilities	(2.2)	(3.4)
21% corporate tax on built-in gain	(54.4)	(62.4)
Value attributable to third party ownership	(26.1)	(22.7)
Estimated HEB profits interests and profit participation incentive plan awards	(3.2)	(4.8)
Rounding	—	(0.1)
After-tax NAV	$337.3	$376.4

VII